SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported):
                               December 4, 2001



                             THE PITTSTON COMPANY
            (Exact Name of registrant as specified in its charter)





    Virginia                  1-9148           54-1317776
 (State or other           (Commission      (I.R.S. Employer
  jurisdiction              File Number)   Identification No.)
of Incorporation)




1801 Bayberry Court
P. O. Box 18100
Richmond, VA                                          23226-8100
(Address of principal                                (Zip Code)
executive offices)



                                 (804)289-9600
             (Registrant's telephone number, including area code)

Item 5.  Other Events

      On February 10, 1999, the U.S. District Court of the Eastern District of Virginia entered a final judgment in favor of certain of the Registrant's subsidiaries, ruling that the Federal Black Lung Excise Tax ("FBLET") is unconstitutional as applied to export coal sales. A total of $800,000 (including interest) was refunded in 1999 for the FBLET that those companies paid for the first quarter of 1997. The Registrant sought refunds of the FBLET paid on export coal sales for all open statutory periods. The Registrant has previously disclosed that it expected to receive refunds for some or all of that tax paid (plus interest) pursuant to a review of claim documentation by the Internal Revenue Service. Through a lawsuit filed in the Court of Federal Claims, the Registrant is also pursuing the refund of other FBLET payments made prior to the second quarter of 1994. Due to the uncertainty as to the ultimate amounts to be received, as well as the timing of the anticipated FBLET refunds, the Registrant had not previously recorded a receivable for any anticipated FBLET refunds in its estimate of operating losses during the sale period.

      The Registrant has now received FBLET refunds of approximately $23 million (including $6 million of interest, but before applicable income taxes), which amounts will be recorded in the fourth quarter in Discontinued Operations. The Registrant continues to pursue the refund of other FBLET payments. Due to the uncertainty as to the ultimate additional future amounts to be received, if any, which could amount to as much as $20 million (before interest and applicable income taxes), as well as the timing of any additional FBLET refunds, the Registrant has not currently recorded receivables for such additional FBLET refunds in its estimate of operating losses during the sale period.



                                   EXHIBITS

None.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              THE PITTSTON COMPANY
                                  (Registrant)


                              By /s/ Robert T. Ritter
                                 ----------------------------
                                 Vice President and Chief Financial Officer


Dated: December 4, 2001